Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 10, 2006, relating to the consolidated financial statements of Progress Software Corporation, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Progress Software Corporation for the year ended November 30, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
May 1, 2006